Exhibit 10.21

Lincoln Electric Holdings, Inc.
2005 Deferred Compensation Plan For Executives

(AmendMENT And RestateMENT EFFECTIVE As Of January 1, 2021)

ARTICLE I

Purpose

The Lincoln Electric Holdings, Inc. 2005 Deferred Compensation Plan (the “Plan”) was established by Lincoln Electric Holdings, Inc., effective December 30, 2004, to allow designated management and highly compensated employees to defer a portion of their current salary and bonus compensation.  The Plan has been amended from time to time, was most recently amended and restated as of January 1, 2018, and is hereby again amended and restated as of January 1, 2021.  Except as provided herein, this amendment and restatement shall apply to Deferral Commitments made for Deferral Periods commencing on or after January 1, 2021.  This amendment and restatement shall also apply to Investment Re-Allocation Requests that relate to amounts in Participant’s Accounts that are attributable to Deferral Commitments made for Deferral Periods prior to January 1, 2021.

The Plan is intended to comply with Section 409A of the Code, and shall be construed and interpreted in accordance with such intent.

It is intended that the Plan will aid in attracting and retaining employees of exceptional ability by providing these benefits. The terms and conditions of the Plan are set forth below.

ARTICLE II

Definitions And Construction
Section 2.1.Definitions.  Whenever the following terms are used in this Plan they shall have the meanings specified below unless the context clearly indicates to the contrary:
(a)“Account”:  The bookkeeping account maintained for each Participant showing his or her interest under the Plan.
(b)“Accounting Date”:  The first business day of each calendar quarter.
(c)“Accounting Period”:  The period beginning on an Accounting Date and ending on the day immediately preceding the next following Accounting Date.
(d)“Administrator”:  The committee established pursuant to the provisions of Section 7.1.
(e)“Award Agreement”:  The evidence of award under the Equity Incentive Plan that relates to an award to a Participant of Performance Shares or RSUs.

(f)“Base Salary”:  The base earnings earned by a Participant and payable to him by the Corporation with respect to a Plan Year without regard to any increases or decreases in base earnings as a result of an election to defer base earnings under this Plan, or an election between benefits or cash provided under a plan of the Corporation maintained pursuant to Section 125 or 401(k) of the Code.
(g)“Beneficiary”:  The person or persons (natural or otherwise), within the meaning of Section 6.5, who are entitled to receive distribution of the Participant’s Account balance in the event of the Participant’s death.
(h)“Board”:  The Board of Directors of Holdings.
(i)“Bonus” or “Bonuses”:  Any cash bonus earned by a Participant and payable to him by the Corporation with respect to any bonus plan year ending within a Plan Year without regard to any decreases as a result of an election to defer any portion of a bonus under this Plan, or an election between benefits or cash provided under a plan of the Corporation maintained pursuant to Section 125 or 401(k) of the Code.
(j)“Cash LTIP”:  Any cash incentive award made under the Lincoln Electric Holdings, Inc. Cash Long Term Incentive Plan.
(k)“Code”:  The Internal Revenue Code of 1986, as amended from time to time, and any rules and regulations promulgated thereunder.  Any reference to a provision of the Code shall also include any successor provision that modifies, replaces or supersedes it.
(l)“Committee”:  The Compensation & Executive Development Committee of the Board, or its delegate hereunder.
(m)“Common Shares”:  Shares of common stock of Holdings.
(n)“Compensation”:  The amount of Base Salary plus Bonuses earned by a Participant and payable to him by the Corporation with respect to a Plan Year, plus the amount of Cash LTIP, if any, awarded to a Participant.
(o)“Corporation”:  Holdings and any Participating Employer or any successor or successors thereto.
(p)“Deemed Investment Sub-account”:  The portion of a Participant’s Account other than the Participant’s Deferred Performance Share Sub-account and Deferred RSU Sub-account.
(q)“Deferral Commitment”:  An agreement by a Participant (i) to have a specified percentage or dollar amount of his or her Compensation deferred under the Plan, (ii) to have a specified percentage of his or her Performance Shares deferred under the Plan, and/or (iii) to have a specified percentage of his or her RSUs deferred under the Plan.

(r)“Deferral Period”:
(i)In the case of Base Salary or a Bonus, the Plan Year in which a Participant performs the services that relate to such Base Salary or Bonus.
(ii)In the case of a Cash LTIP, a Performance Share or an RSU, the period that commences on the first day of the Plan Year in which a Participant first performs services in respect of such Cash LTIP, Performance Share or RSU and ends at the time that the amount payable under such Cash LTIP, Performance Share or RSU would be paid to the Participant but for the Participant's Deferral Commitment with respect to such Cash LTIP, Performance Share or RSU.

In all events, the Deferral Period begins on the first day of the first Plan Year during which services are performed in order to earn the Base Salary, Bonus, Cash LTIP, Performance Shares or RSUs.

(s)“Deferred Performance Share Sub-account”:  The bookkeeping sub-account maintained for each Participant who elects to defer the delivery of Common Shares payable to the Participant under the applicable Award Agreement relating to Performance Shares.
(t)“Deferred RSU Sub-account”:  The bookkeeping sub-account maintained for each Participant who elects to defer the delivery of Common Shares payable to the Participant under the applicable Award Agreement relating to RSUs.
(u)“Disability”:  A Participant shall be considered to have a Disability if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Corporation’s plan providing benefits for short term disability.
(v)“Effective Date”:  This Plan was originally established effective as of December 30, 2004 and has been amended from time to time.  Except as otherwise provided herein, this amended and restated Plan shall be effective as of January 1, 2021.
(w)“Employee”:  Any employee of the Corporation who is, as determined by the Committee, a member of a “select group of management or highly compensated employees” of the Corporation, within the meaning of Sections 201, 301 and 401 of ERISA, and who is designated by the Committee as an Employee eligible to participate in the Plan.
(x) “Equity Incentive Plan”: The Lincoln Electric Holdings, Inc. 2015 Equity and Incentive Compensation Plan, or any similar or successor plan.
(y)“ERISA”:  The Employee Retirement Income Security Act of 1974, as amended from time to time, and any rules or regulations promulgated thereunder.  Any reference to a provision of ERISA shall also include any provision that modifies, replaces or supersedes it.

(z)“Financial Hardship”:  A severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
(aa)“Holdings”:  Lincoln Electric Holdings, Inc., an Ohio corporation.
(bb)“Investment Funds”:  Has the meaning set forth in Section 5.3.
(cc)“Investment Request”:  An investment preference request filed by a Participant which (i) shall apply with respect to all or any portion of the contributions credited to the Participant’s Deemed Investment Sub-account (other than contributions described in Section 4.4(f)) until the timely filing of a subsequent Investment Request and (ii) shall determine the manner in which such credited contributions shall be initially allocated by the Participant among the various Investment Funds within the Deemed Investment Sub-account.  A subsequent Investment Request may be submitted in writing (or in another format, including electronic format, prescribed by the Administrator) to the Administrator by the Participant.  Such Investment Request will be effective as soon as practicable following receipt by the Administrator of such Investment Request.
(dd)“Investment Re-Allocation Request”:  An investment preference request filed by a Participant which (i) shall re-direct the manner in which all or any portion of earlier credited amounts to a Participant’s Deemed Investment Sub-account, as well as any appreciation (or depreciation) to-date, are invested within the deemed Investment Funds available in the Plan or (ii) shall direct that all or a portion of the Common Shares deemed to be held in the Participant’s Deferred Performance Share Sub-account or Deferred RSU Sub-account shall be deemed to have been redeemed (at a per share value equal to the then “Market Value per Share” (as determined pursuant to the Equity Incentive Plan) of a Common Share on the date of such deemed redemption) and the proceeds thereof reallocated to the Participant’s Deemed Investment Sub-account and invested within the deemed Investment Funds available under the Deemed Investment Sub-account as further directed by the Participant in such Investment Re-Allocation Request.  An Investment Re-Allocation Request may be submitted in writing (or in another format, including electronic format, prescribed by the Administrator) to the Administrator by the Participant, provided that an Investment Re-Allocation Request described in clause (ii) of this subsection may be filed no earlier than the later of (A) the date that is 6 months after the date on which the amounts to which such Investment Re-Allocation Request relate are allocated to the Participant’s Deferred Performance Share Sub-account or Deferred RSU Sub-account pursuant to Section 4.2(b)(i) or (B) the date that such Investment Re-Allocation Request is permitted under Holdings’ stock ownership guidelines for officers.  An Investment Re-Allocation Request described in this subsection will be effective as soon as practicable following receipt by the Administrator of such Investment Re-Allocation Request.
(ee)“Participant”:  An Employee participating in the Plan in accordance with the provisions of Section 3.1 or former Employee retaining benefits under the Plan that have not been fully paid.

(ff)“Participating Employer”:  The Lincoln Electric Company, and any other subsidiary or affiliate of Holdings that adopts the Plan with the consent of the Committee.  Any Participating Employer that adopts the Plan and thereafter ceases to exist, ceases to be a subsidiary or affiliate of Holdings or withdraws from the Plan shall no longer be considered a Participating Employer unless otherwise determined by the Committee.
(gg)“Participation Agreement”:  The Agreement submitted by a Participant to the Administrator with respect to one (1) or more Deferral Commitments.
(hh)“Performance Shares”:  An award of Performance Shares under the Equity Incentive Plan, representing the right to receive Common Shares in accordance with the terms of the Equity Incentive Plan and an applicable Award Agreement.
(ii) “Plan”: The Plan set forth in this instrument as it may, from time to time, be amended.
(jj)“Plan Year”:  The twelve (12) - month period beginning January 1 through December 31, commencing with the Plan Year beginning January 1, 2005.
(kk)“Retirement”:  Termination of employment with the Corporation on or after attainment of age fifty-five (55).
(ll) “RSUs”: An award of Restricted Stock Units under the Equity Incentive Plan, representing the right to receive Common Shares in accordance with the terms of the Equity Incentive Plan and an applicable Award Agreement.
(mm)“Section 409A”:  Section 409A of the Code and any proposed, temporary or final regulations, and any notices or other guidance, promulgated with respect to Section 409A.
(nn)“Settlement Date”:  Except with respect to a distribution election under Section 6.3, the date on which a Participant separates from service (within the meaning of Section 409A) with the Corporation.  “Bona fide leaves of absence” (within the meaning of Section 409A) granted by the Corporation will not be considered a separation from service during the term of such leave.  With respect to a distribution election under Section 6.3, Settlement Date means the date selected by the Participant pursuant to Section 6.3.
(oo)“Specified Employee”:  A Participant who is a “specified employee” within the meaning of Section 409A and pursuant to procedures established by the Corporation.
(pp)“Subsequent Deferral Rule”:
(i)For Deferral Commitments made with respect to Deferral Periods commencing before January 1, 2018, any subsequent deferral election that alters the payment form or the date of distribution designated in the Participant’s original Participation Agreement (A) may not take effect for at least twelve (12) months; (B) if the subsequent deferral election relates to an election pursuant to Section 6.3, must be made at least twelve (12) months prior to the due date of the payment under the Participant’s original Participation Agreement; (C) in the case of a subsequent deferral election that does not relate to a payment on account of Disability, Financial Hardship or death, must extend the payment at least five (5) years from the due date of the payment under the Participant’s original Participation Agreement; and (D) must be submitted by the Participant to the Administrator in a form prescribed by the Administrator.
(ii)For Deferral Commitments with respect to Deferral Periods commencing on or after January 1, 2018, any subsequent deferral election that alters the payment form or the date of distribution designated in the Participant’s original Participation Agreement (A) may not take effect for at least twelve (12) months; (B) if the subsequent deferral election relates to an election pursuant to Section 6.3, must be made at least twelve (12) months prior to the due date of the first payment under the Participant’s original Participation Agreement; (C) in the case of a subsequent deferral election that does not relate to a payment on account of Disability, Financial Hardship or death, must extend the payment at least five (5) years from the due date of the first payment under the Participant’s original Participation Agreement; and (D) must be submitted by the Participant to the Administrator in a form prescribed by the Administrator.
Section 2.2.Construction.  The masculine or feminine gender, where appearing in the Plan, shall be deemed to include the opposite gender, and the singular may include the plural, unless the context clearly indicates to the contrary.  The words “hereof,” “herein,” “hereunder,” and other similar compounds of the word “here” shall mean and refer to the entire Plan, and not to any particular provision or Section.
ARTICLE III

PARTICIPATION AND DEFERRALS
Section 3.1.Eligibility and Participation.
(a)Eligibility.  Eligibility to participate in the Plan for any Deferral Period is limited to those management and/or highly compensated Employees of the Corporation who are designated, from time to time, by the Committee.
(b)Participation.  An eligible Employee may elect to participate in the Plan with respect to any Deferral Period by submitting a Participation Agreement to the Administrator by the last business day immediately preceding the applicable Deferral Period.  A Participation Agreement must be submitted with respect to each Deferral Period for which a Participant elects a Deferral Commitment.  Elections made in a Participation Agreement for a specific Deferral Period shall not carry over to subsequent Deferral Periods.
(c)Initial Year of Participation.  In the event that an individual first becomes eligible to participate during a Plan Year and wishes to elect a Deferral Commitment with respect to Compensation, Performance Shares or RSUs earned by the individual in respect of services performed during such Plan Year, a Participation Agreement that complies with the following provisions of this Section 3.1(c) must be submitted to the Administrator no later than thirty (30) days following such individual’s initial eligibility.  Any Deferral Commitments elected in such Participation Agreement shall be effective only with regard to Compensation or Performance Shares earned solely in respect of services performed following the submission of the

Participation Agreement to the Administrator.  With respect to RSUs, any Deferral Commitments elected in such Participation Agreement shall be effective only with regard to RSUs that begin vesting based solely on services performed following the submission of the Participation Agreement to the Administrator.   If an eligible Employee does not submit a Participation Agreement within such period of time, such individual will not be eligible to participate in the Plan until the first day of a Deferral Period subsequent to the Deferral Period in which the individual initially became eligible to participate.
(d)Other Deferrals.  Effective as of August 1, 2017, the Administrator may establish procedures from time to time under which a Participant may elect to defer amounts of compensation under the Plan other than pursuant to the preceding provisions of this Section 3.1 (including deferrals that constitute "subsequent deferrals" under Section 409A).  Any such deferred amount shall be allocated by the Administrator to such sub-account or sub-accounts under the Plan as is determined to be appropriate by the Administrator, provided that (i) only amounts payable under a Performance Share award or an RSU award may be allocated to the Participant's Deferred Performance Share Sub-account or Deferred RSU Sub-account, as applicable, and (ii) no amount may be allocated to the Participant's Deferred Performance Share Sub-account or Deferred RSU Sub-account, as applicable, earlier than the date on which the applicable Performance Share or RSU vests by its terms.  Any deferral pursuant to this Section 3.1(d) shall be made in compliance with Section 409A.
(e)Termination of Participation.  Participation in the Plan shall continue as long as the Participant is eligible to receive benefits under the Plan.
Section 3.2.Ineligible Participant.  If the Administrator determines that any Participant may not qualify as a member of a select group of “management or highly compensated employees” within the meaning of ERISA, or regulations promulgated thereunder, the Administrator may determine, in its sole discretion, that such Participant shall not be permitted to elect to defer Compensation, Performance Shares or RSUs with respect to any subsequent Deferral Period.
Section 3.3.Amount of Deferral.
(a)With respect to each Deferral Period, a Participant may elect to defer a specified dollar amount or percentage of his or her Compensation, provided the amount the Participant elects to defer under this Plan shall not exceed the sum of eighty percent (80%) of his or her Base Salary plus eighty percent (80%) of his or her Bonus plus eighty percent (80%) of his or her Cash LTIP with respect to such Deferral Period.  With respect to each Deferral Period, a Participant may elect to defer a specified percentage of his or her Performance Shares or RSUs, provided that the amount the Participant elects to defer under this Plan shall not exceed one hundred percent (100%) of his or her Performance Shares or RSUs with respect to such Deferral Period.  Such amount to be deferred shall be indicated in the Participant’s Participation Agreement applicable to such Deferral Period.  A Participant may choose to have amounts deferred under this Plan deducted from his or her Base Salary, Bonus, Cash LTIP, Performance Shares, RSUs or a combination of the foregoing, which shall also be indicated in the Participant’s Participation Agreement applicable to such Deferral Period.

(b)For the first Deferral Period with respect to each category of Compensation, Performance Shares or RSUs, a Participant may elect to defer all or any portion of his or her Base Salary, Bonus, Cash LTIP, Performance Shares and/or RSUs earned after the later of the effective date of the Participation Agreement or the date of filing the Participation Agreement with the Administrator, provided each deferred amount for each Deferral Period does not exceed the annual limitations under this Section 3.3 computed for the calendar year in which such Deferral Period commences.
ARTICLE IV

PARTICIPANTS’ ACCOUNTS
Section 4.1.Establishment of Accounts.  The Corporation, through its accounting records, shall establish an Account for each Participant.  In addition, the Corporation may establish one (1) or more sub-accounts of a Participant’s Account, if the Corporation determines that such subaccounts are necessary or appropriate in administering the Plan, including, but not limited to, a Deemed Investment Sub-account, a Deferred Performance Share Sub-account and a Deferred RSU Sub-account.
Section 4.2.Elective Deferred Compensation, Performance Shares and RSUs.  A Participant’s Compensation, Performance Shares and RSUs that are deferred pursuant to a Deferral Commitment shall be credited to the Participant’s Account as follows:
(a)With respect to Compensation, to the Participant’s Deemed Investment Sub-account, as of the date the Compensation would have been paid to the Participant but for the Participant’s Deferral Commitment with respect to such Compensation.
(b)With respect to Performance Shares or RSUs:
(i)With respect to Common Shares payable under the applicable Award Agreement (including Common Shares that relate to dividend equivalents in respect of dividends paid in Common Shares), to the Participant’s Deferred Performance Share Sub-account or Deferred RSU Sub-account, as applicable, as of the date such Common Shares would have been delivered to the Participant but for the Participant’s Deferral Commitment with respect to such Performance Shares or RSUs (but in no event earlier than the date on which the applicable Performance Share or RSU vests by its terms); and
(ii)With respect to dividend equivalent amounts payable in cash under the applicable Award Agreement at the time described in the preceding clause (i), to the Participant’s Deemed Investment Sub-account at such time.
(c)Any withholding of taxes or other amounts with respect to deferred Compensation, Performance Shares or RSUs which is required by state, federal or local laws shall be withheld from the Participant’s deferred Compensation, Performance Shares or RSUs.

Section 4.3.Determination of Accounts.
(a)The amount credited to each Participant’s Account as of a particular date shall equal the deemed balance of such Account as of such date.  The balance in the Account shall equal the amount credited pursuant to Section 4.2, and shall be adjusted in the manner provided in Section 4.4.
(b)The Corporation, through its accounting records, shall maintain a separate and distinct record of the amount in each Account as adjusted to reflect income, gains, losses, withdrawals and distributions.
Section 4.4.Adjustments to Accounts.
(a)On each Accounting Date, each Participant’s Account and applicable sub-accounts shall be debited with the amount of any distributions under the Plan to or on behalf of the Participant or, in the event of his or her death, his or her Beneficiary during the immediately preceding Accounting Period.
(b)The Participant’s Deemed Investment Sub-account shall next be credited or debited, as the case may be, on a daily basis with the performance of each deemed Investment Fund based on the manner in which the balance of such Participant’s Account has been allocated among the deemed Investment Funds provided for in Article V.  The performance of each deemed Investment Fund (either positive or negative) will be determined by the Administrator, in its sole discretion.
(c)Earnings on any amounts deemed to have been invested in the Deemed Investment Sub-account will be deemed to have been reinvested as the Committee so determines.
(d)Each Participant’s Deferred Performance Share Sub-account and Deferred RSU Sub-account shall be deemed invested solely in Common Shares, including fractions of a Common Share, until such time, if any, that the Participant files an Investment Re-Allocation Request described in Section 2.1(dd)(ii).
(e)Common Shares deemed held in the Participant’s Deferred Performance Share Sub-account and Deferred RSU Sub-account will be credited with dividend equivalent rights, in respect of any dividends paid on its Common Shares by Holdings in cash or in Common Shares. Such dividend equivalent rights shall be credited on the date of the payment of such dividend by Holdings.  Dividend equivalent rights in respect of dividends paid in Common Shares shall be credited to the Participant’s Deferred Performance Share Sub-account or Deferred RSU Sub-account, as applicable. Dividend equivalent rights in respect of dividends paid in cash shall not be credited to such Sub-accounts but instead shall be credited to the Participant’s Deemed Investment Sub-account.
(f)Notwithstanding any provision of the Plan to the contrary, any dividend equivalent amounts payable in cash and credited to the Participant’s Deemed Investment Sub-account shall initially be deemed invested in the Moody’s Bond Fund, or, if such fund is no longer a deemed Investment Fund under the Plan, such other deemed Investment Fund as determined by the Committee, until such time, if any, that the Participant files an Investment Re-Allocation Request described in Section 2.1(dd)(i).
Section 4.5.Statement of Accounts.  As soon as practicable after the end of each Plan Year, a statement shall be furnished to each Participant or, in the event of his or her death, to his or her Beneficiary showing the status of his or her Account as of the end of the Plan Year, any changes in his or her Account since the end of the immediately preceding Plan Year, and such other information as the Administrator shall determine.
Section 4.6.Vesting of Accounts.  Subject to Sections 5.1 and 8.7, each Participant shall at all times have a nonforfeitable interest in his or her Account balance.
ARTICLE V

Financing Of BenefitS
Section 5.1.Financing of Benefits.  Benefits payable under the Plan to a Participant or, in the event of his or her death, to his or her Beneficiary shall be paid by the Corporation from its general assets or, with respect to the Deferred Performance Share Sub-account and Deferred RSU Sub-account, from treasury shares.  The payment of benefits under the Plan represents an unfunded, unsecured obligation of the Corporation.  Notwithstanding the fact that the Participant’s Deemed Investment Sub-account may be adjusted by an amount that is measured by reference to the performance of any deemed Investment Funds as provided in Section 5.3, no person entitled to payment under the Plan shall have any claim, right, security interest or other interest in any fund, trust, account, insurance contract, or asset of the Corporation.
Section 5.2.Security For Benefits.  Notwithstanding the provisions of Section 5.1, nothing in this Plan shall preclude the Corporation from setting aside amounts in trust (the “Trust”) pursuant to one (1) or more trust agreements between a trustee and the Corporation.  However, no Participant or Beneficiary shall have any secured interest or claim in any assets or property of the Corporation or the Trust and all funds contained in the Trust shall remain subject to the claims of the Corporation’s general creditors.  In furtherance of the foregoing, in the event of a Potential Change in Control or a Change in Control (as such terms are defined in the Lincoln Electric Holdings, Inc. Rabbi Trust Agreement by and between the Corporation and Wells Fargo Bank, National Association (or its successor trustee) effective as of August 1, 2020 (or any successor trust agreement to the foregoing agreement) (the “Trust Agreement”)) or upon any other event specified in the Trust Agreement, the Corporation shall contribute (or cause to be contributed) to the Trust established thereunder assets in the amounts, and in accordance with the terms and conditions, as set forth in the Trust Agreement, provided that any such contribution would not result in a transfer of property within the meaning of Section 83 of the Code as contemplated by Sections 409A(b)(2) or (3) of the Code.
Section 5.3.Deemed Investments.
(a)The Committee may designate one (1) or more separate investment funds or vehicles or measures for crediting earnings on amounts allocated to the Deemed Investment Sub-account, including, without limitation, certificates of deposit, mutual funds, money market accounts or funds, limited partnerships, or debt or equity securities, in which the amount credited to a Participant’s Deemed Investment Sub-account will be deemed to be invested (collectively, the “Investment Funds”).  The amount credited to a Participant’s Deferred Performance Share Sub-account and Deferred RSU Sub-account will be deemed invested solely in Common Shares.
(b)An Investment Request or Investment Re-Allocation Request will advise the Administrator as to the Participant’s preference with respect to Investment Funds for all or some portion of the amounts credited to a Participant’s Account in specified multiples of one percent (1%), consistent with the definitions of Investment Request and Investment Re-Allocation Request set forth in Sections 2.1(cc) and 2.1(dd), respectively.
Section 5.4.Change of Investment Request Election.
(a)A Participant may change his or her Investment Request prospectively by giving the Administrator prior written (or electronic) notice by filing an Investment Request, which shall apply to all or a portion of contributions credited to the Participant’s Deemed Investment Sub-account (other than contributions described in Section 4.4(f)) after such Investment Request is filed.
(b)A Participant may make an Investment Re-Allocation Request prospectively by giving the Administrator prior written (or electronic) notice by filing an Investment Re-Allocation Request with respect to all or a portion of the Participant’s Account, consistent with the definitions of Investment Request and Investment Re-Allocation Request set forth in Sections 2.1(cc) and 2.1(dd), respectively.
(c)The Administrator may, but is under no obligation to, deem the amounts credited to a Participant’s Deemed Investment Sub-account to be invested in accordance with the Investment Request or Investment Re-Allocation Request made by the Participant, or the Committee may, instead, in its sole discretion, deem such Account to be invested in any deemed Investment Funds selected by the Committee.
(d)Notwithstanding any provision of the Plan to the contrary:
(i)The Administrator, in its sole and absolute discretion (but subject to the requirements of applicable law) may temporarily suspend, in whole or in part, certain Plan transactions, including without limitation, the right to change investment preference allocation elections and/or the right to receive a distribution or withdrawal from a Participant’s Account in the event of any conversion, change in recordkeepers, change in Investment Funds and/or Plan merger, spin-off or similar corporate change.
(ii)In the event of a change in Investment Funds and/or a Plan merger, spinoff or similar corporate change, the Administrator, in its sole and absolute discretion may decide to map investments from a Participant’s prior investment preference allocation elections to the then available Investment Funds under the Plan.  In the event that investments are mapped in this manner, the Participant will be permitted to reallocate funds among the Investment Funds (in accordance with this Section 5.4) after the suspension period described in Section 5.4(d)(i), if any, has ended.

(iii)The Common Shares deemed allocated to the Participant’s Deferred Performance Share Sub-account or Deferred RSU Sub-account shall remain subject to adjustment pursuant to Section 11 of the Equity Incentive Plan.
ARTICLE VI

DistriBution Of BenefitS
Section 6.1.Settlement Date.  A Participant or, in the event of his or her death, his or her Beneficiary will be entitled to distribution of the balance of his or her Account, as provided in this Article VI, following his or her Settlement Date or Dates.
Section 6.2.Amount to be Distributed.  The amount to which a Participant or, in the event of his or her death, his or her Beneficiary is entitled in accordance with the following provisions of this Article shall be based on the Participant’s adjusted account balance determined as of the Accounting Date coincident with or next following his or her Settlement Date or Dates.
Section 6.3.In Service Distribution.  A Participant may elect to receive an in service distribution of the total of his or her deferred Base Salary and Bonus for any Deferral Period in a single lump sum payment in cash on a date which is the first day of a calendar quarter and is at least one (1) year after the end of such Deferral Period, provided that the Participant is an Employee on such date.  A Participant’s election of an in service distribution shall be filed in writing with the Administrator at the same time as is filed his or her election to participate as provided in Section 3.1.  Any benefits paid to the Participant pursuant to this Section shall be paid on or as soon as practicable after the specified date selected by the Participant (but in no event later than  seventy-five (75) days following such date) and shall reduce the Participant’s Account.  Any changes to the foregoing election shall be subject to the Subsequent Deferral Rule.
Section 6.4.Form of Distribution.
(a)(i)As soon as practicable after the end of the Accounting Period in which a Participant’s Settlement Date (other than a Settlement Date selected by the Participant pursuant to Section 6.3) occurs, but in no event later than seventy-five (75) days following the end of such Accounting Period, the Corporation shall commence distribution or cause distribution to be commenced, to the Participant or, in the event of his or her death, to his or her Beneficiary, of the balance of the Participant’s Account, as determined under Section 6.2, under one (1) of the forms provided in this Section 6.4, as specified in the Participant’s Participation Agreement.
(ii)Notwithstanding the foregoing, if a Participant is a Specified Employee on the Settlement Date that results from his or her separation from service, and if any portion of the payments to such Participant upon his or her separation from service would be considered deferred compensation under Section 409A, such Participant’s payment, whether in the form of a single lump sum or an initial installment payment, shall be made as soon as practicable after the end of the Accounting Period in which occurs the earliest of (A) the first day of the 7th month following the Settlement Date, or (B) the Participant’s death, provided that an installment payment will only be distributed on such date if such payment has otherwise become due and payable and any subsequent annual installment shall be paid pursuant to the schedule elected by the Participant in his or her applicable

Participation Agreement (determined without regard to any delay in the first installment pursuant to this Section 6.4(a)(ii)).
(b)Notwithstanding Section 6.4(a)(i) and subject to Section 6.4(a)(ii), if elected by the Participant in his or her Participation Agreement,
(i)for Deferral Commitments made with respect to Deferral Periods commencing before January 1, 2018, the distribution of the Participant’s Account may be made or commence (under one (1) of the forms provided in this Section 6.4, as specified in the Participant’s Participation Agreement) at the beginning of the second calendar year (as elected by the Participant in his or her Participation Agreement) commencing after the Participant’s separation from service due to Retirement or death; and
(ii)for Deferral Commitments made with respect to Deferral Periods commencing on or after January 1, 2018, the distribution of the Participant’s Account may be made or commence (under one (1) of the forms provided in this Section 6.4, as specified in the Participant’s Participation Agreement) on the Accounting Date immediately following the first or second anniversary (as elected by the Participant in his or her Participation Agreement) of the end of the Accounting Period in which the Participant’s separation from service due to Retirement or death occurs.
(c)Distribution of a Participant’s Account following his or her separation from service, other than a separation from service due to a Participant’s Retirement or death, shall be made in a single lump sum payment in cash (or, in the case of a Participant’s Deferred Performance Share Sub-account and Deferred RSU Subaccount, in Common Shares).
(d)Distribution of a Participant’s Account following his or her Retirement or death may be made in cash (or, in the case of a Participant’s Deferred Performance Share Sub-account and Deferred RSU Sub-account, in Common Shares) in one (1) of the following forms as elected by the Participant in his or her Participation Agreement applicable to each of his or her Deferral Commitments:
(i)in five (5) annual installments; or
(ii)in ten (10) annual installments; or
(iii)in fifteen (15) annual installments; or
(iv)in a single lump sum;

provided, however, that in the event of a Participant’s death, if the balance in his or her Account is then less than $35,000, such balance shall be distributed in a single lump sum payment.  For Deferral Commitments made with respect to Deferral Periods commencing before January 1, 2018, each installment described in clause (i), (ii) or (iii) of this section 6.4 (d) shall be designated as a “separate payment” as described in Treasury Regulation §1.409A-2(b)(2)(iii).  For Deferral Commitments made with respect to Deferral Periods commencing on or after January 1, 2018, each series of annual installments described in clause (i), (ii) or (iii) of this Section 6.4(d) shall be treated as the entitlement to a single payment as described in Treasury

Regulation §1.409A-2(b)(2)(iii).  If the Participant fails to select a form of distribution with respect to any Deferral Commitment, such amount shall be paid in a lump sum at the time of such Participant’s separation from service.

(e)The Participant’s election of the form and date of distribution shall be provided for in the Participant’s Participation Agreement applicable to each of his or her Deferral Commitments.  A Participant may change the payment form or the date of distribution provided in a Participation Agreement of the Participant only in compliance with the Subsequent Deferral Rule
(f)The amount of each installment shall be equal to the quotient obtained by dividing the Participant’s Account balance as of the date of such installment payment by the number of installment payments remaining to be made to or in respect of such Participant at the time of calculation, and, with respect to a Participant’s Deferred Performance Share Sub-account and Deferred RSU Sub-account, rounded up to the next whole share.
(g)Any fraction of a Common Share payable from a Participant’s Deferred Performance Share Sub-account or Deferred RSU Sub-account shall be distributed in cash.
Section 6.5.Beneficiary Designation.  As used in the Plan the term “Beneficiary” means:
(a)The last person designated as Beneficiary by the Participant in a written notice on a form prescribed by the Administrator;
(b)If there is no designated Beneficiary or if the person so designated shall not survive the Participant, such Participant’s spouse; or
(c)If no such designated Beneficiary and no such spouse is living upon the death of a Participant, or if all such persons die prior to the full distribution of the Participant’s Account balance, then the legal representative of the last survivor of the Participant and such persons, or, if the Administrator shall not receive notice of the appointment of any such legal representative within one (1) year after such death, the heirs-at-law of such survivor (in the proportions in which they would inherit his or her intestate personal property) shall be the Beneficiaries to whom the then remaining balance of the Participant’s Account shall be distributed.

Prior to the Participant’s death, any Beneficiary designation may be changed from time to time by like notice similarly delivered.  No notice given under this Section shall be effective unless and until the Administrator actually receives such notice.

Section 6.6.Facility of Payment.  Whenever and as often as any Participant or his or her Beneficiary entitled to payments hereunder shall be under a legal disability or, in the sole judgment of the Administrator, shall otherwise be unable to apply such payments to his or her own best interests and advantage, the Administrator in the exercise of its discretion may direct all or any portion of such payments to be made in any one (1) or more of the following ways: (i) directly to him; (ii) to his or her legal guardian or conservator; or (iii) to his or her spouse or to any other person, to be expended for his or her benefit; and the decision of the Administrator, shall in each case be final and binding upon all persons in interest.

Section 6.7.Hardship Distributions.  Upon a finding by the Administrator that a Participant has suffered a Financial Hardship, the Administrator may, in its sole discretion, distribute, or direct the Trustee to distribute, to the Participant an amount which does not exceed the amount required to meet the immediate financial needs created by the Financial Hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution and are not otherwise available through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent that the liquidation of such assets would not itself cause severe financial hardship to the Participant).  No distributions pursuant to this Section 6.7 may be made in excess of the value of the Participant’s Account at the time of such distribution.
Section 6.8.Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Corporation.
Section 6.9.Change in Control. Notwithstanding any of the preceding provisions of this Plan, as soon as possible following “change in the ownership” or the “effective control” of the Corporation or a “change in the ownership of a substantial portion of the Corporation’s assets” (each within the meaning of Section 409A), but in no event later than 30 days following such event, a lump sum payment shall be made, in cash (or, in the case of a Participant’s Deferred Performance Share Sub-account and Deferred RSU Sub-account, in Common Shares), of the entire Account hereunder of each Participant.
ARTICLE VII

Administration, amendment and termination
Section 7.1.Administration. The Plan shall be administered by an Administrator consisting of one (1) or more persons who shall be appointed by and serve at the pleasure of the Board. The Administrator shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, to construe and interpret the Plan and determine the amount and time of payment of any benefits hereunder. The Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be counsel to the Corporation. The Administrator shall have no power to add to, subtract from or modify any of the terms of the Plan, or to change or add to any benefits provided under the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan. No member of the Administrator shall act in respect of his or her own Account. All decisions and determinations by the Administrator shall be final and binding on all parties. All decisions of the Administrator shall be made by the vote of the majority, including actions in writing taken without a meeting. All elections, notices and directions under the Plan by a Participant shall be made on such forms as the Administrator shall prescribe.
Section 7.2.Plan Administrator. Holdings shall be the “administrator” under the Plan for purposes of ERISA.
Section 7.3.Amendment and Termination.
(a)In General. The Plan may be amended from time to time or may be terminated at any time by the Board or a duly authorized committee of the Board. Except as provided in

Section 7.3(b), no amendment or termination of the Plan, however, may adversely affect the amount or timing of payment of any person’s benefits accrued under the Plan to the date of amendment or termination without such person’s written consent.
(b)Compliance with Section 409A. (1) It is intended that the Plan comply with the provisions of Section 409A, so that the income inclusion provisions of Section 409A do not apply to the Participants. The Plan and each Participation Agreement and Deferral Commitment shall be administered in a manner consistent with this intent.
(2)Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to a Participant or for a Participant’s benefit under the Plan may not be reduced by, or offset against, any amount owing by a Participant to the Corporation or any of its affiliates.
(3)Notwithstanding any provision of the Plan and Participation Agreements and Deferral Commitments to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, Holdings reserves the right to make amendments to the Plan and Participation Agreements and Deferral Commitments as Holdings deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s Account in connection with the Plan (including any taxes and penalties under Section 409A), and neither Holdings, the Corporation nor any of their affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
Section 7.4.Successors. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Corporation expressly to assume and to agree to perform this Plan in the same manner and to the same extent the Corporation would be required to perform if no such succession had taken place. This Plan shall be binding upon and inure to the benefit of the Corporation and any successor of or to the Corporation, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Corporation whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Corporation” for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.
Section 7.5.Claims Procedure.
(a)Except as otherwise provided in the Plan, the Administrator will determine the rights of any Participant to any benefits hereunder. Any employee or former employee of the Corporation who believes that he has not received any benefit under the Plan to which he believes he is entitled, may file a claim in writing with the Administrator. The Administrator will, no later than ninety (90) days after the receipt of a claim, either allow or deny the claim by written notice to the claimant; provided, however, that if the Administrator determines that special circumstances require an extension of time for processing of an employee’s claim, the Administrator will provide written notice of the extension to the employee within such ninety (90)-day period. In no event will the extension of time to process the claim exceed a period of ninety (90) days from the end of the initial ninety (90)-day review period. If a claimant does not receive written notice of the Administrator’s decision on his or her claim within the first ninety (90)-day review period (or the one-hundred and eighty (180)-day review period, in the case of special circumstances as determined by the Administrator), the claim will be deemed to have been denied in full.
(b)A denial of a claim by the Administrator, wholly or partially, will be written in a manner calculated to be understood by the claimant and will include:
(i)the specific reason or reasons for the adverse determination;
(ii)specific reference to pertinent Plan provisions on which the denial is based;
(iii)a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(iv)an explanation of the claim review procedure and the time limits applicable to such procedures, including a statement of a claimant’s right to bring a civil action under ERISA following an adverse benefit determination on review.
(c)A claimant whose claim is denied (or his duly authorized representative) may, within sixty (60) days after receipt of denial of his or her claim, request a review of such denial by the Committee by filing with the Secretary of the Committee a written request for review of his or her claim.  If the claimant does not file a request for review with the Committee within such sixty (60)-day period, the claimant will be deemed to have acquiesced in the original decision of the Committee on his or her claim.  If a written request for review is so filed within such sixty (60)-day period, the Committee will conduct a full and fair review of such claim.  During such full review, the claimant will be given the opportunity to, upon request and free of charge, obtain reasonable access to and copies of all documents, records and other information that are pertinent to his or her claim and to submit issues and comments in writing.  The Committee will notify the claimant of its decision on review within sixty (60) days after receipt of a request for review; provided, however, that if the Committee determines that special circumstances require an extension of time for processing of an employee’s claim, the Committee will provide written notice of the extension to the employee within such sixty (60) day review period.  In no event will the extension of time to process the claim exceed a period of sixty (60) days from the end of the initial sixty (60)-day review period.  If a claimant does not receive written notice of the Committee’s decision on his or her claim within the first sixty (60) day review period (or the one hundred and eighty (180)-day review period, in the case of special circumstances as determined by the Committee), the claim will be deemed to have been denied on review. Notice of the decision on review will be in writing.
Section 7.6.Expenses. All expenses of the Plan shall be paid by the Corporation from funds other than those deemed Investment Funds as provided in Section 5.3, except that brokerage commissions and other transaction fees and expenses relating to the investment of deemed assets and investment fees attributable to commingled investment of such assets shall be paid from or charged to such assets or earnings thereon.
ARTICLE VIII

Miscellaneous
Section 8.1.No Guarantee of Employment. Nothing contained in the Plan shall be construed as a contract of employment between the Corporation and any Employee, or as a right of any Employee, to be continued in the employment of the Corporation, or as a limitation of the right of the Corporation to discharge any of its Employees, with or without cause.
Section 8.2.Applicable Law. All questions arising in respect of the Plan, including those pertaining to its validity, interpretation and administration, shall be governed, controlled and determined in accordance with the applicable provisions of federal law and, to the extent not preempted by federal law, the laws of the State of Ohio. All legal actions or proceedings relating to the Plan shall be brought exclusively in the U.S. District Court for the Northern District of Ohio, Eastern Division or the Cuyahoga County Court of Common Pleas, located in Cuyahoga County, Ohio.
Section 8.3.Interests Not Transferable. No person shall have any right to commute, encumber, pledge or dispose of any interest herein or right to receive payments hereunder, nor shall such interests or payments be subject to seizure, attachment or garnishment for the payments of any debts, judgments, alimony or separate maintenance obligations or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise, all payments and rights hereunder being expressly declared to be nonassignable and nontransferable.
Section 8.4.Severability. Each section, subsection and lesser section of this Plan constitutes a separate and distinct undertaking, covenant and/or provision hereof. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Plan shall finally be determined to be unlawful, such provision shall be deemed severed from this Plan, but every other provision of this Plan shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intention of the parties hereto to the extent permissible under law.
Section 8.5.Withholding of Taxes. Withholding Indemnification Agreement. The Corporation may withhold or cause to be withheld from any amounts payable under this Plan all federal, state, local and other taxes as shall be legally required; provided, however, that the Corporation, in its sole discretion may determine not to withhold or cause to be withheld such taxes from any amounts payable under this Plan to a Participant who is a non-resident of the State of Ohio, provided, that such Participant submits a tax withholding indemnification agreement (in the form set forth by the Corporation) to the Administrator no later than thirty (30) days prior to a Participant’s Settlement Date.
Section 8.6.Top-Hat Plan. The Plan is intended to be a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA, and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.
Section 8.7.Accounts Subject to the Corporation’s Recovery of Funds Policy. Notwithstanding anything in this Plan to the contrary, the Participants’ Accounts shall be subject to the Corporation’s Recovery of Funds Policy, as it may be in effect from time to time, including, without limitation, the provisions of such Policy required by Section 10D of the Securities and Exchange Act of 1934 and any applicable rules or regulations issued by the U.S. Securities and Exchange Commission or any national securities exchange or national securities association on which Common Shares may be traded.

IN WITNESS WHEREOF, Lincoln Electric Holdings, Inc. has caused this Lincoln Electric Holdings, Inc. 2005 Deferred Compensation Plan for Executives to be executed in its name effective as set forth herein.

LINCOLN ELECTRIC HOLDINGS, INC.:

By: Jennifer I. Ansberry

Its: Executive Vice President, General Counsel and Secretary

Date: December 10, 2020